EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 2-73261, 2-82554, 33-5782 and 33-80746) and Form S-3 (File
Nos. 33-63831, 333-30399 and 333-55759) of SofTech, Inc. of our report dated July 16, 1998, related to our audits of the balance sheets of the Adra Systems business of MatrixOne, Inc. as of April 30, 1998 and June 28, 1997 and its statements of operations and investment of parent and its cash flows for the 10 month period and year then ended, respectively, appearing in this Form 8-K (as amended) of SofTech, Inc.

                                                           /s/ Ernst & Young LLP

Grand Rapids, Michigan
July 16, 1998